Independent Auditors' Consent

The Board of Directors and Stockholders
Specialized Health Products International, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-3 of Specialized Health Products International, Inc. of our report dated February 2, 1996, relating to the consolidated balance sheets of Specialized Health Products International, Inc. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended and for the period from November 19, 1993 (date of inception) to December 31, 1993, which report appears in the December 31, 1995 annual report on Form 10-K of Specialized Health Products International, Inc.

                                          /s/ KPMG Peat Marwick LLP

                                         KPMG Peat Marwick LLP

Salt Lake City, Utah
April 18, 1997